EXHIBIT 99.1

Standard Parking Corporation Announces First Quarter 2013 Results

Integration of Central Parking Continues on Track; Company Affirms 2013 Full-Year Outlook

CHICAGO, May 8, 2013 (GLOBE NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN), a leading national provider of parking management, ground transportation and other ancillary services, today announced its first quarter 2013 results.

Financial Summary

In millions except per share	Three Months Ended March 31, 2013		Three Months Ended December 31, 2012		Three Months Ended March 31, 2012
	Reported	Adjusted[1]	Reported	Adjusted[1]	Reported	Adjusted[1]
Gross Profit	$40.7	$40.7	$41.7	$41.7	$21.6	$21.6
General and administrative expenses	$27.8	$23.6	$42.9	$25.5	$15.0	$11.8
EBITDA	$12.3	$16.5	($2.0)	$15.4	$6.5	$9.7
Income (loss) before income taxes	$0.7	$4.9	($14.2)	$3.2	$3.8	$7.0
Net income (loss) attributable to Standard Parking	$0.1	$2.5	($5.6)	($0.4)	$2.2	$4.1
Earnings (loss) per share (EPS)	$0.00	$0.11	($0.26)	($0.02)	$0.14	$0.26

[1]Adjusted to eliminate merger and integration related costs, including severance payments, professional fees, divestiture-related costs and amortization of restricted stock units granted in connection with the October 2012 merger. Adjusted Net Income and Adjusted EPS were further adjusted to eliminate the reversal of a pre-merger Central Parking FIN 48 tax reserve.

James A. Wilhelm, President and Chief Executive Officer, stated, "I'm pleased with a strong first quarter in which our results exceeded our internal expectations.  Even though sequential gross profit was down, consistent with the fact that the first calendar quarter is traditionally the weakest of the year, we achieved a significant sequential reduction in expenses, driven primarily by integration synergies, and our reported first quarter EBITDA virtually doubled as compared to last year. We continue to expect to realize additional synergies not originally anticipated when we announced the merger.  We're making rapid progress with the Central Parking integration and remain on track with our internal timeline. Throughout the next few quarters, the collaboration between our teams will focus on identifying new growth opportunities while further improving our operational efficiency."

First Quarter Operating Results

Gross profit in the first quarter of 2013 was $40.7 million, compared to $41.7 million in the 2012 fourth quarter. This decrease was due primarily to a $1.7 million unfavorable change in insurance reserve estimates for prior years, which substantially offset a $2.1 million net benefit that resulted from the sale of a long-term contract right. The decrease in gross profit from the sequential prior quarter was also due to business seasonality that occurs during every first calendar quarter, which is typically the weakest quarter due to reduced travel and other weather-related revenue and cost impacts. On a year-over-year basis, gross profit increased $19.1 million, due primarily to the addition of Central Parking's operations.

First quarter 2013 general and administrative (G&A) expenses were $27.8 million, including $4.2 million of merger and integration related costs, as compared to $42.9 million in the fourth quarter of 2012, which included $17.4 million of merger and integration related costs. Adjusted for these merger and integration related costs in the quarter, G&A expenses were $23.6 million, compared to $25.5 million on the same adjusted basis for the fourth quarter of 2012. The decrease of $1.9 million, or 7%, was due primarily to $2.0 million of incremental synergies realized during the quarter.  On a year-over-year basis, G&A increased $12.8 million as compared with the first quarter of 2012, due primarily to the addition of Central Parking's operations.

Income before income taxes for the first quarter of 2013 was $0.7 million compared to a loss before income taxes of $14.2 million for the 2012 fourth quarter.  Excluding merger and integration related costs, income before income taxes for the first quarter of 2013 increased 51% sequentially, to $4.9 million for the first quarter of 2013 compared to $3.2 million for the fourth quarter of 2012 on the same basis.

The Company had negative free cash flow of $13.4 million for the first quarter of 2013 as compared with negative free cash flow of $10.0 million during the first quarter of 2012. The quarter's $13.4 million of negative cash flow reflects the payment of $8.4 million for merger and integration related costs, resulting in adjusted free cash flow of negative $5.0 million. The quarter's negative free cash flow was impacted by the fact that the Company pays its annual performance-based compensation in the first quarter of each year.  In addition, the first calendar quarter typically is the weakest of the year in terms of free cash flow generation due to lower travel-related activity and weather-related costs.

Recent Developments

Recent noteworthy contract and new business activity includes the following:

  New York City Housing Authority awarded SP Plus® Municipal Services a multi-year contract to manage 22,400 parking spaces at 624 parking facilities in all five New York boroughs. The deal, in which Standard Parking has partnered with Greystone Management Solutions, includes parking facility management and permit administration for 13,000 residents. Standard Parking will also provide permit enforcement for all New York City Housing Authority developments. Operations under the contract commenced March 15, 2013.

  In Canada, Standard Parking of Canada was awarded a multi-year parking management contract for Place Du Portage, Canada's largest government plaza, with parking operations spread across five parking facilities totaling nearly 2,600 parking spaces.

  Standard Parking of Canada was also awarded a multi-year parking management contract for the new Public Works Building in Gatineau, Quebec, which includes the management of 780 parking spaces in five parking facilities. The transaction enhances the newly-developed relationship with the Canadian Government and continues the Company's expansion into the province of Quebec.

  The City of Newport Beach recently expanded its contract with the Company's Central Parking subsidiary to add parking management responsibility for two landmark Beach lots, Balboa Pier and Corona Del Mar.  The lots contain 1,200 parking spaces, bringing the total number of spaces under the Company's management to almost 4,000.

  The Company's USA Parking subsidiary recently added the Ritz-Carlton Residences and Melia Hotel in Atlanta and the Ritz-Carlton Denver to its list of premier hotel and valet operations.

Central Parking Integration

The process of integrating the Companies' support office platforms and processes remains on track. Development of the necessary software conversion programs is continuing as the Company prepares to commence its formal conversion program. The conversion, which will be implemented in geographically-based phases, remains on schedule to begin in July.

Strategic analysis and planning regarding the Company's long-term branding strategy commenced promptly upon the merger's closing. The Company expects to announce its strategy by the end of the second quarter.

Affirms 2013 Full-Year Outlook

Based on the Company's year-to-date performance, the Company affirms its 2013 full-year earnings per share guidance in the range of $0.75 to $0.85, which excludes the expected full-year 2013 merger and integration related costs of $5.5 million, or $0.15 per share. On a reported basis, 2013 full-year earnings per share is expected to be in the range of $0.60 - $0.70. The Company continues to expect 2013 free cash flow in excess of $30 million after the payment of $17 million for liabilities accrued as of December 2012 for severance, divestiture and legal costs.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on May 9, 2013 and will be available live and in replay to all analysts and investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at www.ir.standardparking.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the Standard Parking website and can be accessed for 30 days after the call.

About Standard Parking

Standard Parking is a leading national provider of parking facility management, ground transportation and other ancillary services. The Company has approximately 23,000 employees and manages approximately 4,400 facilities with more than 2.1 million parking spaces in hundreds of cities across North America. The operations include parking-related and shuttle bus operations serving 75 airports. The Company's subsidiary, USA Parking System, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this release. Standard Parking's annual reports filed on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements under the caption "Affirms 2013 Full-Year Outlook" and other statements regarding expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "expect," "intend," "may," "plan," "guidance" and "will" and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management's control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the Company's ability to integrate Central Parking into the business of the Company successfully and the amount of time and expense spent and incurred in connection with the integration; the risk that the economic benefits, cost savings and other synergies that the Company anticipates as a result of the Central Parking merger are not fully realized or take longer to realize than expected; the Company's substantially increased indebtedness incurred in connection with the Central Parking merger, which may reduce available cash flow, increase vulnerability to adverse economic conditions, and limit flexibility in planning for, or reacting to, changes in or challenges related to the Company's business; unanticipated Central Parking merger and integration expenses; other losses, or renewals on less favorable terms, of management contracts and leases; adverse litigation judgments or settlements; adverse economic impact to the Company in areas damaged by Hurricane Sandy; changes in general economic and business conditions or demographic trends; the loss of customers, clients or strategic alliances as a result of the Central Parking merger; the effect on the Company's strategy and operations due to changes to the Board of Directors that occurred upon the completion of the merger; the impact of the divestitures of management contracts and leases required by the agreement entered into by the Company with the Department of Justice in connection with the Central Parking merger; the impact of public and private regulations; financial difficulties or bankruptcy of major clients; intense competition; insurance losses that are worse than expected or adverse events not covered by insurance; labor disputes; extraordinary events affecting parking at facilities that the Company manages, including emergency safety measures, military or terrorist attacks, cyber terrorism and natural disasters; the risk that state and municipal government clients sell or enter into long-term leases of parking-related assets to competitors or clients of our competitors; uncertainty in the credit markets; availability, terms and deployment of capital; the Company's ability to obtain performance bonds on acceptable terms; and the impact of Federal health care reform.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with GAAP, the Company considers certain financial measures that are not prepared in accordance with GAAP, including G&A excluding merger and integration related costs (also referred to as adjusted G&A), income (loss) before income taxes excluding merger and integration related costs (also referred to as adjusted income before income taxes), net income (loss) excluding merger and integration related costs (also referred to as adjusted net income), net income (loss) per share excluding merger and integration related costs (also referred to as adjusted EPS), EBITDA and EBITDA excluding merger and integration related costs (also referred to as adjusted EBITDA), and free cash flow and free cash flow excluding merger and integration related costs (also referred to as adjusted free cash flow).

The Company uses these non-GAAP financial measures, in addition to GAAP financial measures, to evaluate its operating and financial performance and to compare such performance to that of prior periods and to the performance of its competitors. Additionally, the Company uses these non-GAAP financial measures in making operational and financial decisions and in the Company's budgeting and planning process. The Company believes that providing these non-GAAP financial measures to investors helps investors evaluate the Company's operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance and consistent with guidance previously provided by the Company. Adjusted G&A, EBITDA and adjusted EBITDA, adjusted income before income taxes, adjusted net income and adjusted EPS, free cash flow and adjusted free cash flow should not be considered as alternatives to, or more meaningful indicators of, the Company's operating performance than G&A, income before income taxes, net income or EPS as determined in accordance with GAAP. In addition, the Company's calculation of such non-GAAP measures may not be comparable to similarly titled measures of another company.

The adjusted measures presented in this release are not comparable to the merger-adjusted measures presented in the release accompanying the fourth quarter 2012 earnings. In addition to excluding merger and integration related costs, the merger-adjusted measures presented in the fourth quarter 2012 release also excluded the Central Parking operations, amortization of merger-related intangible assets and additional interest expense attributable to the Central Parking merger. The fourth quarter of 2012 was the first quarter in which the Company reported on a combined post-merger basis, as a result of which the Company prepared a one-time presentation of the results to exclude the merger's impact. The Company does not expect to report on such merger-adjusted bases going forward.

Adjusted G&A and adjusted income before income taxes are non-GAAP financial measures of G&A expenses and income (loss) before income taxes, respectively, excluding merger and integration related costs. The Company believes these financial measures provide useful information regarding the underlying operating performance of the Company and improve comparability of financial results.

Adjusted net income and adjusted EPS are non-GAAP financial measures of net income and EPS excluding merger and integration related costs and also excluding the reversal of a pre-merger Central Parking FIN 48 tax reserve. The Company believes its presentation of these financial measures improves comparability of financial results.

EBITDA is a non-GAAP financial measure that represents GAAP net income (loss) attributable to the Company before (i) interest expense net of interest income, (ii) provision for income taxes, and (iii) depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding merger and integration related costs.

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions), less distribution to noncontrolling interest, plus the effect of exchange rate changes on cash and cash equivalents. The Company believes that the presentation of free cash flow, as well as free cash flow excluding merger and integration related costs (also referred to as adjusted free cash flow), provides useful information regarding its recurring cash provided by operating activities after certain expenditures. It also demonstrates the Company's ability to execute its financial strategy. The Company's presentation of free cash flow and adjusted free cash flow has material limitations. Neither the Company's free cash flow nor its adjusted free cash flow represents its cash flow available for discretionary expenditures because each excludes certain expenditures that are required or to which the Company has committed, such as debt service requirements. The Company's definition of free cash flow and adjusted free cash flow may not be comparable to similarly titled measures presented by other companies

For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying tables to this release.

STANDARD PARKING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for share and per share data)

	March 31, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 26,796	$ 28,450
Notes and accounts receivable, net	116,897	110,617
Prepaid expenses and supplies	19,184	25,923
Deferred taxes	14,824	14,824
Total current assets	177,701	179,814
Leasehold improvements, equipment, land and construction in progress, net	40,596	40,010
Other assets:
Advances and deposits	8,544	8,539
Long-term receivables, net	15,749	15,346
Intangible assets, net	167,293	175,587
Other assets, net	22,839	22,314
Cost of contracts, net	12,874	14,215
Goodwill	434,343	435,122
	661,642	671,123
Total assets	$ 879,939	$ 890,947
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 118,520	$ 129,034
Accrued and other current liabilities	97,651	109,239
Current portion of unfavorable lease contracts	12,753	15,002
Current portion of long-term debt obligations	21,680	21,752
Total current liabilities	250,604	275,027
Deferred taxes	27,462	27,521
Long-term borrowings, excluding current portion:
Obligations under senior credit facility	298,951	286,727
Other long-term debt obligations	1,955	1,995
	300,906	288,722
Unfavorable lease contracts	41,560	44,335
Other long-term liabilities	61,138	58,086
Stockholders' equity:
Preferred Stock, par value $0.01 per share; 5,000,000 shares authorized as of March 31, 2013 and December 31, 2012; no shares issued	―	—
Common stock, par value $.001 per share; 50,000,000 shares authorized as of March 31, 2013 and December 31, 2012; 21,870,770 shares issued and outstanding as of March 31, 2013 and December 31, 2012	22	22
Additional paid-in capital	237,417	236,375
Accumulated other comprehensive (loss) income	(363)	(381)
Accumulated deficit	(39,459)	(39,512)
Total Standard Parking Corporation stockholders' equity	197,617	196,504
Noncontrolling interest	652	752
Total equity	198,269	197,256
Total liabilities and stockholders' equity	$ 879,939	$ 890,947

STANDARD PARKING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for share and per share data, unaudited)

	Three Months Ended
	March 31, 2013	March 31, 2012
Parking services revenue:
Lease contracts	$ 123,136	$ 37,544
Management contracts	87,395	47,964
	210,531	85,508
Reimbursed management contract revenue	159,477	103,937
Total revenue	370,008	189,445
Cost of parking services:
Lease contracts	111,500	35,387
Management contracts	58,334	28,492
	169,834	63,879
Reimbursed management contract expense	159,477	103,937
Total cost of parking services	329,311	167,816
Gross profit:
Lease contracts	11,636	2,157
Management contracts	29,061	19,472
Total gross profit	40,697	21,629
General and administrative expenses	27,825	15,045
Depreciation and amortization	7,308	1,728
Operating income	5,564	4,856
Other expenses (income):
Interest expense	5,007	1,130
Interest income	(111)	(70)
	4,896	1,060
Income before income taxes	668	3,796
Income tax expense	46	1,528
Net income	622	2,268
Less: Net income attributable to noncontrolling interest	569	72
Net income attributable to Standard Parking Corporation	$ 53	$ 2,196
Common stock data:
Net income per share:
Basic	$ 0.00	$ 0.14
Diluted	$ 0.00	$ 0.14
Weighted average shares outstanding:
Basic	21,870,771	15,563,914
Diluted	22,170,804	15,820,118

STANDARD PARKING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, except for share and per share data, unaudited)

	Three Months Ended
	March 31, 2013	March 31, 2012
Operating activities:
Net income	$ 622	$ 2,268
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	7,352	1,723
Net accretion of acquired lease contracts	(1,873)	―
(Gain) loss on sale and abandonment of assets	(54)	4
Amortization of debt issuance costs and original discount on borrowings	873	159
Non-cash stock-based compensation	1,042	361
Excess tax benefit related to stock option exercises	―	(181)
Provisions for losses on accounts receivable	130	23
Deferred income taxes	(88)	515
Net change in operating assets and liabilities	(17,520)	(13,981)
Net cash used in operating activities	(9,516)	(9,109)
Investing activities:
Purchase of leasehold improvements and equipment	(3,059)	(597)
Cost of contracts purchased	(54)	(237)
Proceeds from sale of assets	51	9
Contingent payments for businesses acquired	(6)	―
Net cash used in investing activities	(3,068)	(825)
Financing activities:
Proceeds from exercise of stock options	―	154
Earn-out payments made	―	(1,080)
Tax benefit related to stock option exercises	―	181
Proceeds from senior credit facility	11,925	6,700
Distribution to noncontrolling interest	(669)	(73)
Payments on long-term borrowings	(191)	(171)
Net cash provided by financing activities	11,065	5,711
Effect of exchange rate changes on cash and cash equivalents	(135)	50
(Decrease) in cash and cash equivalents	(1,654)	(4,173)
Cash and cash equivalents at beginning of period	28,450	13,220
Cash and cash equivalents at end of period	$ 26,796	$ 9,047

Supplemental disclosures:
Cash paid during the period for:
Interest	$ 4,101	$ 895
Income taxes	277	426

STANDARD PARKING CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION - RECONCILIATION OF ADJUSTED G&A, ADJUSTED INCOME BEFORE INCOME TAXES, ADJUSTED NET INCOME AND ADJUSTED EPS
(in thousands, except for share and per share data, unaudited)

	Three months ended
	March 31, 2013	December 31, 2012	March 31, 2012
General and administrative expenses, as reported	$27,825	$42,904	$15,045
Subtract: Merger and integration related costs	(4,224)	(17,425)	(3,208)
Adjusted G&A	$23,601	$25,479	$11,837

Income (loss) before income taxes, as reported	$668	($14,189)	$3,796
Add: Merger and integration related costs	4,224	17,425	3,208
Adjusted income before income taxes	$4,892	$3,236	$7,004

Net income (loss) attributable to Standard Parking, as reported	$53	($5,610)	$2,196
Add: Merger and integration related costs, after tax (1)	2,450	13,280	1,861
Subtract: Merger-related discrete tax item (2)	--	(8,103)	--
Adjusted net income	$2,503	($433)	$4,057

Net income per share, as reported
Basic	$0.00	($0.26)	$0.14
Diluted	$0.00	($0.26)	$0.14

Adjusted net income per share
Basic	$0.11	($0.02)	$0.26
Diluted	$0.11	($0.02)	$0.26

Weighted average shares outstanding
Basic	21,870,771	21,836,583	15,563,914
Diluted	22,170,804	22,357,602	15,820,118

(1) Total merger and integration related costs	$4,224	$17,425	$3,208
Tax rate	42.0%	23.8%	42.0%
Total merger and integration related costs, after tax	$2,450	$13,280	$1,861

(2) Reversal of a pre-merger Central Parking FIN 48 tax reserve

STANDARD PARKING CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION - RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(in thousands, unaudited)

	Three months ended
	March 31, 2013	December 31, 2012	March 31, 2012
Net income (loss) attributable to Standard Parking	$53	($5,610)	$2,196
Add:
Income tax expense (benefit)	46	(9,381)	1,528
Interest expense, net	4,896	4,978	1,060
Depreciation and amortization expense	7,308	7,983	1,728
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)	$12,303	($2,030)	$6,512

Add: Merger and integration related costs	4,224	17,425	3,208
Adjusted EBITDA	$16,527	$15,395	$9,720

STANDARD PARKING CORPORATION
FREE CASH FLOW
(in thousands, unaudited)

	Three Months Ended
	March 31, 2013	March 31, 2012
Operating income	$5,564	$4,856
Depreciation and amortization expense	7,308	1,728
Non-cash compensation	1,042	361
Income tax paid	(277)	(426)
Income attributable to noncontrolling interest	(569)	(72)
Change in assets and liabilities	(19,236)	(14,675)
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments	(3,119)	(834)
Operating cash flow	($9,287)	($9,062)
Cash interest paid (before payment of debt issuance costs)	(4,101)	(895)
Free cash flow (1)	($13,388)	($9,957)
Decrease in cash and cash equivalents	1,654	4,173
Free cash flow, net of change in cash	($11,734)	($5,784)

Sources (Uses) of cash:

Proceeds from senior credit facility	$11,925	$6,700
(Payments) on other borrowings	(191)	(171)
Proceeds from exercise of stock options	―	154
Tax benefit related to stock option exercises	―	181
(Payments) on earn-out	―	(1,080)
Total sources of cash	$11,734	$5,784

(1) Reconciliation of Free Cash Flow and Adjusted Free Cash Flow to Consolidated Statements of Cash Flow
	Three Months Ended
	March 31, 2013	March 31, 2012
Net cash used in operating activities	($9,516)	($9,109)
Net cash used in investing activities	(3,068)	(825)
Acquisitions	--	--
Distribution to noncontrolling interest	(669)	(73)
Effect of exchange rate changes on cash and cash equivalents	(135)	50
Free cash flow	($13,388)	($9,957)
Free cash flow used for merger and integration related costs	8,406	2,108
Adjusted free cash flow	($4,982)	($7,849)

STANDARD PARKING CORPORATION
LOCATION COUNT

	March 31, 2013	December 31, 2012	March 31, 2012
Managed facilities	3,516	3,325	1,973
Leased facilities	904	939	199
Total facilities	4,420	4,264	2,172
CONTACT: Michael Wolf - Standard Parking Corp.
         (312) 274-2070
         mwolf@standardparking.com